Exhibit 99.1

August 3, 2016	Gregory Panagos
Vice President, Investor Relations
856-566-4005
gregory.panagos@amwater.com

Maureen Duffy
Vice President, Communications
856-309-4546
maureen.duffy@amwater.com

AMERICAN WATER REPORTS SECOND QUARTER 2016 RESULTS

•	Second quarter 2016 diluted earnings per share increased 13.2 percent to 77 cents compared to the second quarter 2015

•	Revenue increased 5.8 percent to $827 million for the quarter

•	55,400 new customers to be added through closed and pending regulated acquisitions in 2016

•	Affirmed 2016 earnings from continuing operations guidance of $2.75 to $2.85 per diluted common share

VOORHEES, N.J., August 3, 2016 – American Water Works Company, Inc. (NYSE: AWK) today reported results for the quarter ended June 30, 2016.

"American Water’s employees delivered strong second quarter results, reflecting our employees’ commitment to delivering safe, clean, reliable and affordable water and water services,” said Susan Story, president and CEO of American Water. “Our quarter over quarter growth was primarily driven by continued regulated system investments and improved operational efficiency, both of which significantly benefit our customers. The results also reflect a couple of timing benefits which we experienced during the second quarter. We remain on track to meet our long-term goal of growing earnings at a seven to ten percent CAGR over the five year period of 2016 through 2020. We are affirming our 2016 earnings guidance to be in the range of $2.75 to $2.85 per diluted common share.”

Consolidated Results

For the second quarter 2016, the company reported net income of $137 million, or 77 cents per diluted common share (“diluted share”), compared to 68 cents per diluted share for the second quarter of 2015, a 13.2 percent increase. For the first six months of 2016, the company reported net income of $219 million, or $1.23 per diluted share, compared to $1.13 per diluted share for the first half of 2015, an 8.8 percent increase.

For the first six months of 2016, the company made capital investments of approximately $552 million, which included $24 million for regulated acquisitions. The majority of the remaining $528 million was in regulated operations, primarily for water and wastewater system improvements for the benefit of American Water’s customers.

American Water plans to invest $1.4 billion to $1.5 billion across its footprint in 2016, with the majority to improve its water and wastewater systems. Included in this range for the full year 2016 are the acquisitions expected to close this year. All closed and pending acquisitions are expected to add approximately 55,400 new customers to the American Water footprint. Regulated acquisitions that closed during the first half of 2016 added approximately 7,600 water and wastewater customers. Pending acquisitions for water and wastewater systems are expected to add a total of approximately 47,800 customers. Pending acquisitions include the wastewater collection and treatment assets of the Sewer Authority of the City of Scranton, Pennsylvania with approximately 31,000 wastewater customers, and the announcement of Shorelands Water Company in New Jersey with approximately 11,000 customers.

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Regulated Businesses

For the second quarter 2016, net income for the Regulated Businesses was $135 million compared to $122 million for the same period in 2015. The increase is primarily attributable to revenue growth of $29 million, or 4.2 percent, from authorized rate increases driven by investment growth and acquisitions. Partially offsetting increased revenue was higher depreciation and amortization expense of $7 million from infrastructure investment growth. Lower operations and maintenance (O&M) expense of $2 million was due to continued improved efficiency and timing, offset by an increase in medical and prescription drug group insurance costs of $5 million. The company expects higher group insurance costs to continue for the remainder of 2016.

For the six months ended June 30, 2016, net income was $222 million compared to $203 million for the same period in 2015. The increase is primarily attributable to revenue growth of $48 million, or 3.7 percent. Partially offsetting increased revenue was higher depreciation and amortization expense of $15 million from infrastructure investment growth. Lower O&M expense of $6 million was due to continued improved efficiency and timing, partially offset by the higher year-to-date medical and prescription drug group insurance costs of $5 million noted above.

Year-to-date August 3, 2016, the company received approximately $66.7 million in additional annualized authorized revenues from general rate cases, step increases, and infrastructure charges. As of August 3, 2016, the company was awaiting final orders or proposed settlements for general rate cases in six states, requesting approximately $110.4 million in total additional revenues and $3 million in infrastructure charges. The extent to which requested rate increases will be granted by the applicable regulatory agencies will vary. General rate case revenue amounts are based on pro forma usage in the proceedings.

For the 12-month period ended June 30, 2016, the adjusted O&M efficiency ratio (a non-GAAP financial measure) improved to 35.2 percent, compared to 35.9 percent for the 12-month period ended June 30, 2015. By reducing O&M expense as a proportion of revenue, American Water is able to make investments in needed capital improvements without significantly impacting customer bills.

Market-based Businesses

For the second quarter of 2016, the Market-based Businesses reported net income of $13 million compared to $12 million for the second quarter 2015. Operating revenues totaled $115 million, an increase of $15 million compared to the second quarter of 2015. The increase in revenues primarily reflects the addition of $11 million from Keystone Clearwater Solutions, which was acquired in July 2015. Another $4 million was primarily due to incremental revenue in Homeowner Services from contract growth. Second quarter 2016 O&M expense increased to $94 million, up $14 million compared to the second quarter 2015, primarily reflecting additional costs from Keystone Clearwater Solutions, and incremental costs in Homeowner Services corresponding with increased revenues. Offsetting these increases was a favorable settlement of a contract dispute of about $3 million.

For the first half of 2016, the Market-based Businesses reported net income of $19 million, flat compared to the first half of 2015. Operating revenues totaled $229 million, an increase of $42 million compared to the first half of 2015. The increase in revenues reflects $23 million for the addition of Keystone Clearwater Solutions. Another $19 million was primarily for the Military Services for construction projects during the first quarter of 2016 and Homeowner Services from geographic expansion and contract growth. First half 2016 O&M expense increased to $193 million, up $39 million compared to the first half of 2015, primarily reflecting the addition of Keystone Clearwater Solutions and new construction project activities in Military Services and marketing expenses for Homeowner Services, offset by settlement of the contract dispute noted above.

Dividend Declared

On July 29, 2016, American Water’s board of directors declared a quarterly cash dividend payment of 37.5 cents per share of common stock, payable on September 1, 2016, to all stockholders of record as of August 8, 2016.

2016 Earnings Guidance

American Water affirmed its 2016 earnings guidance from continuing operations to be in the range of $2.75 to $2.85 per diluted share. The company’s earnings forecasts are subject to numerous risks and uncertainties, including, without limitation, those described under “Forward-Looking Statements” below and under “Risk Factors” in its annual and quarterly reports filed with the Securities and Exchange Commission (SEC).

Non-GAAP Financial Measures

This press release includes a presentation of adjusted O&M efficiency ratio, which excludes from its calculation estimated purchased water revenues and purchased water expenses, and the allocable portion of non-O&M support services costs, mainly depreciation and general taxes, and the impact of the Freedom Industries chemical spill as well as the estimated impact of weather. This item is derived from American Water’s consolidated financial information but is not presented in its financial statements prepared in accordance with GAAP. The item constitutes a “non-GAAP financial measure” under SEC rules. This non-GAAP financial measure supplements and should be read in conjunction with the company’s GAAP disclosures and should not be considered an alternative to the GAAP measure.

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Management believes that the presentation of this measure is useful to investors because it provides a means of evaluating the company’s operating performance without giving effect to items that are not reflective of management’s ability to increase efficiency of the company’s regulated operations. In preparing operating plans, budgets and forecasts, and in assessing historical performance, management relies, in part, on trends in the company’s historical results, exclusive of estimated revenues and expenses related to purchased water and the allocable portion of non-O&M support services costs. The company’s definition of this metric may not be comparable to the same or similar measures used by other companies, and, accordingly, this non-GAAP financial measure may have significant limitations on its use.

Set forth at the end of this release is a table that reconciles the non-GAAP financial measure to the most directly comparable GAAP financial measure.

Second Quarter 2016 Earnings Conference Call

The second quarter earnings 2016 conference call will take place on Thursday, August 4, 2016, at 9 a.m. Eastern Daylight Time. Interested parties may listen to the conference call over the Internet by logging on to the Investor Relations page of the company’s website at www.amwater.com. Presentation slides that will be used in conjunction with the earnings conference call will also be made available online at http://ir.amwater.com. The company recognizes its website as a key channel of distribution to reach public investors and as a means of disclosing material non-public information to comply with its obligations under SEC Regulation FD.

Following the earnings conference call, an audio archive of the call will be available through August 11, 2016.  U.S. callers may access the audio archive toll-free by dialing 1-877-344-7529.  International callers may listen by dialing 1-412-317-0088. The access code for replay is 10089150. The online webcast will be available at American Water’s investor relations homepage at http://ir.amwater.com through September 6, 2016.  After that, the archived webcast will be available for one year at http://ir.amwater.com.

About American Water

American Water is the largest and most geographically diverse publicly traded U.S. water and wastewater utility company. Marking its 130th anniversary this year, the company employs more than 6,700 dedicated professionals who provide regulated and market-based drinking water, wastewater and other related services to an estimated 15 million people in 47 states and Ontario, Canada. More information can be found by visiting www.amwater.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this press release including, without limitation, 2016 earnings guidance, the outcome of pending acquisition activity, the amount of future capital investments, and estimated revenues from rate cases and other government agency authorizations, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. In some cases, these forward-looking statements can be identified by words with prospective meanings such as “intend,” “plan,” “estimate,” “believe,” “anticipate,” “expect,” “predict,” “project,” “assume,” “forecast,” “outlook,” “future,” “pending,” “goal,” “objective,” “potential,” “continue,” “seek to,” “may,” “can,” “will,” “should” and “could” and or the negative of such terms or other variations or similar expressions. These forward-looking statements are predictions based on American Water’s current expectations and assumptions regarding future events. They are not guarantees or assurances of any outcomes, financial results of levels of activity, performance or achievements, and readers are cautioned not to place undue reliance upon them. The forward-looking statements are subject to a number of estimates and assumptions, and known and unknown risks, uncertainties and other factors. Actual results may differ materially from those discussed in the forward-looking statements included in this press release as a result of the factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and subsequent filings with the SEC, and because of factors such as: the decisions of governmental and regulatory bodies, including decisions to raise or lower rates; the timeliness of regulatory commissions’ actions concerning rates and other matters; changes in laws, governmental regulations and policies, including environmental, health and safety, water quality, and public utility regulations and policies; potential costs and liabilities of American Water for environmental and similar matters resulting from, among other things, the provision of water services to customers in the natural gas exploration and production market; the outcome of litigation and government action related to the Freedom Industries chemical spill in West Virginia; weather conditions, patterns or events or natural disasters, including drought or abnormally high rainfall, strong winds, coastal and intercoastal flooding, earthquakes, landslides, hurricanes and tornadoes, and cooler than normal temperatures; changes in customer demand for, and patterns of use of, water, such as may result from conservation efforts; its ability to appropriately maintain current infrastructure, including its technology systems, and manage the expansion of its business; its ability to obtain permits and other approvals for projects; changes in its capital requirements; its ability to control operating expenses and to achieve efficiencies in its operations; the intentional or unintentional acts of a third party, including contamination of its water supplies or water provided to its customers and attacks on, or infiltration of, its computer systems or other critical infrastructure; its ability to obtain adequate and cost-effective supplies of chemicals, electricity, fuel, water and other raw materials that are needed for its operations; its ability to successfully meet growth projections and capitalize on growth opportunities, including its ability to, among other things, acquire and integrate water and wastewater systems into its regulated operations and enter into contracts and other agreements with, or otherwise acquire, new customers in its Market-based Businesses, including with respect to the provision of water services to customers in the natural gas exploration and production market; cost overruns relating to improvements in or the expansion of its operations; our ability to maintain safe work sites; changes in general economic, business and financial market conditions; access to sufficient capital on satisfactory terms and when and as needed to support operations and capital expenditures; fluctuations in interest rates; restrictive covenants in or changes to the credit ratings on its current or future debt that could increase its financing costs or affect its ability to borrow, make payments on debt or pay dividends; fluctuations in the value of benefit plan assets and liabilities that could increase its financing costs and funding requirements; changes in Federal or state income tax laws, including tax reform, the availability of tax credits and tax abatement programs, and the ability to utilize its U.S. and state net operating loss carryforwards; migration of customers into or

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out of its service territories; the use by municipalities of the power of eminent domain or other authority to condemn its systems; difficulty in obtaining, or the inability to obtain, insurance at acceptable rates and on acceptable terms and conditions; its ability to retain and attract qualified employees; labor actions including work stoppages and strikes; the incurrence of impairment charges related to American Water’s goodwill or other assets; and civil disturbances, terrorist threats or acts, or public apprehension about future disturbances or terrorist threats or acts.

These forward-looking statements are qualified by, and should be read together with, the risks and uncertainties set forth above and the risk factors included in the company’s annual and quarterly SEC filings, and readers should refer to such risks, uncertainties and risk factors in evaluating such forward-looking statements. Any forward-looking statements speak only as of the date of this press release. The company does not have any obligation or intention to update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as otherwise required by the Federal securities laws. Furthermore, it may not be possible to assess the impact of any such factor on the company’s businesses, either viewed independently or together, or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. The foregoing factors should not be construed as exhaustive.

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AMERICAN WATER REPORTS 2016 SECOND QUARTER RESULTS

American Water Works Company, Inc. and Subsidiary Companies

Consolidated Statements of Operations (Unaudited)

In millions except per share data

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
Operating revenues	$827	$782	$1,570	$1,480
Operating expenses:
Operation and maintenance	351	336	699	660
Depreciation and amortization	115	109	231	216
General taxes	64	60	130	124
Gain on asset dispositions and purchases	(2)	(1)	(3)	(2)
Total operating expenses, net	528	504	1,057	998
Operating income	299	278	513	482
Other income (expense):
Interest, net	(81)	(76)	(161)	(151)
Other, net	7	2	9	6
Total other income (expense)	(74)	(74)	(152)	(145)
Income from continuing operations before income taxes	225	204	361	337
Provision for income taxes	88	81	142	134
Net income attributable to common stockholders	$137	$123	$219	$203

Basic earnings per share:
Net income attributable to common stockholders	$0.77	$0.69	$1.23	$1.13
Diluted earnings per share:
Net income attributable to common stockholders	$0.77	$0.68	$1.23	$1.13
Weighted average common shares outstanding:
Basic	178	180	178	180
Diluted	178	180	178	180
Dividends declared per common share	$0.375	$0.34	$0.375	$0.34

American Water Works Company, Inc. and Subsidiary Companies

Condensed Consolidated Balance Sheets Information (Unaudited)

In millions

	June 30, 2016	December 31, 2015
Cash and cash equivalents	$52	$45
Other current assets	639	612
Property, plant and equipment, net	14,317	13,933
Total regulatory and other long-term assets	2,698	2,651
Total Assets	$17,706	$17,241

Short-term debt	$950	$628
Current portion of long-term debt	54	54
Other current liabilities	736	851
Total long-term debt	5,861	5,874
Total regulatory and other long-term liabilities	3,765	3,664
Contributions in aid of construction	1,187	1,121
Total common stockholders' equity	5,153	5,049
Total Capitalization and Liabilities	$17,706	$17,241

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AMERICAN WATER REPORTS 2016 SECOND QUARTER RESULTS

American Water Works Company, Inc. and Subsidiary Companies

Adjusted Regulated Operation and Maintenance Efficiency Ratio (A Non-GAAP, unaudited measure)

In millions

	For the Twelve Months Ended June 30,
	2016	2015
Total operation and maintenance expenses	$1,443	$1,347
Less:
Operation and maintenance expenses—Market-Based Businesses	397	316
Operation and maintenance expenses—Other	(43)	(55)
Total operation and maintenance expenses—Regulated Businesses	1,089	1,086
Less:
Regulated purchased water expenses	116	119
Allocation of non-operation and maintenance expenses	32	39
Impact of Freedom Industries chemical spill in West Virginia	—	1
Estimated impact of weather (mid-point of range)	—	(2)
Adjusted operation and maintenance expenses—Regulated Businesses (a)	$941	$929

Total operating revenues	$3,249	$3,058
Less:
Operating revenues—Market-Based Businesses	476	385
Operating revenues—Other	(18)	(18)
Total regulated operating revenues—Regulated Businesses	2,791	2,691
Less:
Regulated purchased water revenues*	116	119
Plus:
Estimated impact of weather (mid-point of range)	—	17
Adjusted operating revenues—Regulated Businesses (b)	$2,675	$2,589

Adjusted operation and maintenance efficiency ratio—Regulated Businesses (a)/(b)	35.2%	35.9%

* Calculation assumes purchased water revenues approximate purchased water expenses.

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